Exhibit 99.1

Palomar Holdings, Inc. Announces Changes to its Board of Directors

Ryan Clark Steps Down as Chairman of the Board Following Genstar Capital’s Ownership Exit

Mac Armstrong appointed Chairman of the Board & Richard H. Taketa Lead Independent Director

LA JOLLA, Calif., June 15, 2020 (GLOBE NEWSWIRE) -- Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or “Company”) today announced changes to its Board of Directors (the “Board”).  Ryan Clark, President and Managing Director of Genstar Capital (“Genstar”), has stepped down as Chairman of the Board of Palomar effective June 17, 2020, and will no longer serve as a director, following Genstar’s disposition of its remaining ownership interests in May 2020.

With the announcement of Mr. Clark’s departure, the Board appointed Mac Armstrong, a current director and the Company’s Chief Executive Officer and Founder, as Chairman of the Board.  Additionally, Richard H. Taketa, a current member of Palomar’s Board, will serve as lead independent director. The Company now has six directors.  These changes are consistent with Nasdaq governance requirements that now apply to Palomar as it is no longer deemed to be a controlled company.

Mr. Clark said, “We have a strong focus on the insurance industry and our investment in Palomar demonstrates the power of pairing an extraordinary founder and leader with a compelling business strategy.  Mac’s vision and leadership of Palomar has brought the company from its founding less than seven years ago to over $1.9 billion in market capitalization.  We thank Mac for his partnership and look forward to following Palomar’s continued growth and success.”

Mr. Armstrong commented, “On behalf of the Board and the Palomar management team, I would like to thank Genstar for their partnership and support since Palomar’s inception.  Since our formation, Genstar’s guidance, insurance expertise, and proven track-record of investment success have been invaluable and greatly appreciated as we grew Palomar, culminating in Palomar’s initial public offering in April 2019.  I look forward to continue working with Rick as our lead independent director and all of the Board in my new role as Chairman.”

About Palomar Holdings, Inc.
Palomar Holdings, Inc. is the ultimate parent and insurance holding company of its operating subsidiaries, Palomar Specialty Insurance Company and Palomar Specialty Reinsurance Company Bermuda Ltd. Palomar is an innovative insurer that focuses on the provision of specialty property insurance for residential and commercial clients. Palomar’s underwriting and analytical acumen allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, wind and flood insurance. Based in La Jolla, California, the company is an admitted carrier in 29 states. Palomar Specialty Insurance Company has an A.M. Best financial strength rating of “A-” (Excellent). To learn more about us, visit www.palomarspecialty.com.

Investor Relations

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investors@palomarspecialty.com

Source: Palomar Holdings, Inc